SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                         Commission File Number     333-81722
                                                                ----------------

                           NOTIFICATION OF LATE FILING

(Check One):           [   ]  Form 10-K     [   ]  Form 11-K   [   ]  Form 20-F
                       [ X ]  Form 10-Q     [   ]  Form N-SAR

         For Period Ended:     June 30, 2002
                          ------------------------------------------------------

[   ]  Transition Report on Form 10-K     [   ]  Transition Report on Form 10-Q
[   ]  Transition Report on Form 20-F     [   ]  Transition Report on Form N-SAR
[   ]  Transition Report on Form 11-K

         For the Transition Period Ended:   n/a
                                         ---------------------------------------

         Read attached instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the  notification  relates to a portion of the filing checked above,
identify the item(s) to which the notification relates:     n/a
                                                        ------------------------


                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant    EASY MONEY HOLDING CORPORATION
                       ---------------------------------------------------------

Former name if applicable  n/a
                         -------------------------------------------------------

Address of principal executive office (Street and number) 5295 Greenwich Road,
                                                         -----------------------
Suite 108
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City, state and zip code            Virginia Beach, Virginia  23462
                        --------------------------------------------------------

                                     PART II
                             RULES 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

            |      (a)      The reasons described in  reasonable detail in  Part
            |               III of this form  could  not be   eliminated without
            |               unreasonable effort or expense;
            |
            |      (b)      The  subject  annual  report,   semi-annual  report,
            |               transition report on Form 10-K, Form 20-F, Form 11-K
            |               or Form N-SAR,  or portion  thereof will be filed on
            |               or before the 15th
     [X]    |               calendar day following the  prescribed  due date; or
            |               the subject quarterly report or transition report on
            |               Form 10-Q,  or portion  thereof  will be filed on or
            |               before  the  fifth   calendar  day   following   the
            |               prescribed due date; and
            |
            |      (c)      The accountant's statement or other exhibit required
            |               by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach extra sheets if needed.)

                  The Registrant is experiencing difficulty in finalizing certain required disclosures in order to complete the filing of its Form 10-QSB for the quarter ended June 30, 2002 by the prescribed due date. It is anticipated that such information will be produced and that the Form 10-QSB will be filed as soon as possible (and no later than the fifth calendar day following the prescribed due date).


                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

                David M. Kilby                757                  499-1126
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                    (Name)                (Area Code)         (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the
answer is no, identify report(s).                                [X] Yes  [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
portion thereof?                                                 [ ] Yes  [X] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         EASY MONEY HOLDING CORPORATION
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                  (Name of Registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 15, 2002                 By:    /s/ David M. Kilby
                                              ----------------------------------
                                              David M. Kilby
                                              Chief Financial Officer


                  Instruction. The form may be signed by an executive officer of the Registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the Registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the Registrant shall be filed with the form.


                                    ATTENTION

         Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).